SUPPLY AGREEMENT


This Supply Agreement is made this 19th day of June, 1997 between McKesson Drug Company, a division of McKesson Corporation ("McKesson") and Phar-Mor, Inc. ("Phar-Mor") to establish a program for the supply of prescription drugs and other health and beauty aids to Phar-Mor and its retail pharmacies. The parties hereto agree as follows:


1.       MERCHANDISE

         For purposes hereof, "Merchandise" shall be defined as all items normally stocked by McKesson, including prescription drugs (which include all diabetic products), ethical Over the Counter (OTC) drugs, select pharmaceutical supplies mutually agreed to by the parties and select Phar-Mor private label products as mutually agreed by both parties hereto. This Agreement does not apply to merchandise sold to Phar-Mor by McKesson Corporation divisions or subsidiaries other than McKesson Drug Company.


2.       ORDERING AND DELIVERY

         McKesson shall provide an electronic order entry system to facilitate Phar-Mor's ordering of Merchandise. Prescription products will be delivered to Phar-Mor's in-store pharmacies up to five (5) times per week, as needed.

         Orders transmitted by any Phar-Mor stores by 9:00 p.m. will be delivered by 12:00 noon on the next business day in accordance with the attached schedule.

3.       MANUFACTURERS' CONTRACTS

         McKesson agrees to service all manufacturers' contracts negotiated by Phar-Mor, provided such manufacturers are approved suppliers of McKesson. Merchandise will be supplied at Phar-Mor's negotiated contract prices, plus McKesson's reduction or mark-up, as applicable, as described in Section 19 "Cost of Goods" of this Agreement.


4.       PHARMACEUTICAL PRICE INCREASE

         For prescription drug items only that incur price increases and for which McKesson receives the opportunity from the manufacturer to obtain additional inventory or is allowed additional allocation buys, a rebate will be paid to Phar-Mor headquarters for the difference between the old price and new price based on average purchases made by Phar-Mor for these items for the thirty (30) days prior to the announced increase.
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                        Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.


         McKesson guarantees that the savings associated with this rebate will not fall below (*) of total Phar-Mor purchases for each one year period of this Agreement.


5.       MANUFACTURER PRICE CHANGE COMMUNICATIONS

         Advance notice of prescription drug price increases, when and if received from the manufacturer, shall be submitted to Phar-Mor in the fastest manner possible. McKesson agrees to use fax communication to provide immediate information related to open to buy price increases, special deals, extended dating or investment buy opportunities (speculative) in order to maximize Phar-Mor's investment opportunities. Other investment purchasing information will be provided on regular basis, whether via fax or electronic mail.

         McKesson will notify  Phar-Mor in writing thirty (30) days prior to the
         expiration  or   termination  of  all  goods  for  which  Phar-Mor  has
         negotiated a contract price with pharmaceutical manufacturers.


6.       TECHNOLOGY

         McKesson will provide the resources reasonably necessary to meet Phar-Mor's systems and technology requirements in furtherance of its commitment to provide "Best in Class" service through leading edge technology. Phar-Mor will be given the opportunity to partner in McKesson's technology development by testing new programs and system enhancements whenever appropriate. Technology created and owned by McKesson will be provided at no further cost to Phar-Mor.


7.       PURCHASE PRICE: DEFINITION OF COST

         The purchase price of the Merchandise delivered to Phar-Mor shall be the Cost of the Merchandise less the reductions or plus the mark-up, as applicable, set forth in the cost of goods schedule set forth in
         Section 19, below. "Cost" means the manufacturers' invoice cost to McKesson (exclusive of cash discounts) at the time of shipment to Phar-Mor reduced for selected bonus goods, manufacturers' off-invoice allowances, and manufacturers' deal prices.

         The following Merchandise will be net items and not subject to the retail cost of goods pricing in Section 19, Cost of Goods: SunMark, Durable Medical Equipment (DME), Home Health Care, RxPak, MultiSource, Select Generics, selected slow-moving products (defined as OTC product with less than three turns per year) and any additional mutually agreed upon net priced items.


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                                Confidential Treatment Requested.
         The redacted  material has been separately filed with the Commission.



8.                         PURCHASE COMMITMENT AND DEVELOPMENTAL FUNDS

                           Purchase Commitment

         The cost of goods schedule set forth in Section 19 below is based on Phar-Mor purchasing a total of (*) (net of returns and allowances) per year from the Implementation Date as defined in Section 11 of this Agreement in volume of Direct Store Delivery (D.S.D.) Merchandise. If at the end of any Phar-Mor fiscal quarter following the first year of this Agreement Phar-Mor has not achieved the appropriate pro-rata purchase volume, McKesson reserves the right to redetermine the agreed upon cost of goods upon thirty (30) days advance written notice to Phar-Mor. In the event that the parties cannot mutually agree on the redetermined cost of goods within thirty (30) days of written notice, either party has the option to terminate the Agreement. If either party terminates this Agreement due to failure to reach a mutually agreed redetermined cost of goods, such termination shall not constitute a breach of this Agreement and neither party shall have any liability to the other, except for obligations which accrued prior to or upon such termination.

         Developmental Funds

         In consideration for Phar-Mor's purchase commitment specified above, McKesson agrees to pay to Phar-Mor within forty-five (45) days of execution of this Agreement by both parties ("Execution Date") the sum of $(*) as developmental funds and thereafter upon each anniversary of the Execution Date, McKesson shall pay Phar-Mor an additional $(*)during the term of this Agreement.

          If this Agreement is terminated prior to expiration of the sixty (60) month term for any reason whatsoever, Phar-Mor shall immediately reimburse to McKesson the then applicable portion of the above-specified developmental funds as determined by the following pro-rata reimbursement formula.



         Total Amount of Developmental              Number of months remaining
         Funds Previously Paid By          times    in the sixty month contract
         McKesson to Phar-Mor                       period upon the date of
                                                            termination
                                                    --------------------------
                                                               60



9.       PAYMENT TERMS

         Retail Pharmacies
         Payment for Merchandise shipped directly to Phar-Mor's retail pharmacies shall be paid by Phar-Mor as follows: Invoices dated from the 1st to the 15th of the month are due and payable on the last work day of the same month. Invoices dated from the 16th to the end of the month are due and payable on the 15th of the following month.


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                       Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.

         Prepay Incentives

         30-day Prepayment Terms Defined: The prepayment is a one-time payment equivalent to 30 days' worth of purchases which is held as a deposit in a separate account. The deposit shall be adjusted monthly to cover increases or decreases in purchase volume. After the one-time payment, all purchases are payable under regular Payment Terms as described above.

         15-day Prepayment Terms Defined: The prepayment is a one-time payment equivalent to 15 days' worth of purchases which is held as a deposit in a separate account. The deposit shall be adjusted monthly to cover increases or decreases in purchase volume. After the one-time payment, all purchases are payable under regular Payment Terms as described above.

         Phar-Mor shall be entitled to a reduction in the mark-up set forth in the cost of goods schedule in Section 19 for prepayment if Phar-Mor elects this prepayment option. The prepay incentive shall be as follows:

        Prepay Incentive                    Mark-Up Reduction
             30 Days                               (*)%
             15 Days                               (*)%

         Until EDI financial technology is available to Phar-Mor, checks will be deposited on the specified due dates.

          If for whatever reason payments are not made as indicated herein, any late payments will result in a one and one-half percent (1.5%) increase in the purchase price of the Merchandise, and a one percent (1%) service charge will be imposed semi-monthly on all balances delinquent more than fifteen (15) days. In the unlikely event any penalties do occur, both parties agree to meet and resolve this issue as soon as practical.

          This Agreement is conditioned upon Phar-Mor's maintaining a sound financial condition throughout the term hereof and to that end, Phar-Mor agrees to promptly substantiate in writing, at McKesson's request, the existence of such condition with publicly available financial and other publicly available supporting information reasonably requested by McKesson.

          McKesson reserves the right to change a payment term or limit total credit if there has been either a material adverse change in Phar-Mor's financial condition or a payment default based on the payment terms and conditions specified in this Agreement which remains uncured for more than ten (10) days following notice of such payment default to Phar-Mor by McKesson. Upon the occurrence of either such event, McKesson may
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          require cash payment or appropriate  security  before  shipment of any further  Merchandise  to  Phar-Mor.  In the event of such  changes  by
          McKesson,  Phar-Mor  may  terminate  this  Agreement  on ten (10) days
          written  notice  to  McKesson.   Any  such  termination  will  not  be
          considered a default under this Agreement subject to the payment of damages; provided however such termination shall not relieve Phar-Mor of its obligations hereunder for accounts receivable balances or any other payments due and payable upon termination of this Agreement.

10.      NEW PHARMACY OPENINGS

         Except as specified below, opening order invoices for any new pharmacy opened by Phar-Mor which was not previously in existence ("Newly Opened Pharmacy") or any newly affiliated pharmacy resulting from a Business Combination as defined in Section 11 ("Newly Affiliated Pharmacy") will receive 90 day payment terms. For purposes of this Section 10, any Newly Affiliated Pharmacy that is already being serviced by McKesson shall not be entitled to such 90 day payment terms. Opening orders include new pharmacy orders submitted to McKesson up to two (2) weeks after the pharmacy begins filling prescriptions.

         The prescription drug and OTC purchases made by any of Phar-Mor's Newly Opened Pharmacies, regardless of the applicable cost of goods pricing schedule, shall not be included in the calculation of the minimum chainwide or group-wide average monthly purchase volumes specified herein for a period of 18 months after the Newly Opened Pharmacy's opening order.

         A one time cleanup with no handling  charges will be provided after six
         (6) months of opening date for which a credit equal to 100% of the purchase price of all eligible Merchandise shall be given by McKesson to Phar-Mor. In order to qualify as eligible Merchandise under this paragraph, the Merchandise must have at least six months' dating remaining and be in salable condition.


11.      PRIMARY SUPPLIER

         The term of this Agreement shall be for the sixty (60) month period from the Implementation Date of this Agreement, and for such period Phar-Mor agrees to designate McKesson as its primary supplier for Merchandise and to purchase from McKesson substantially all of the requirements of its pharmacies for Merchandise. It is agreed by the parties that the Implementation Date of this Supply Agreement shall be November 15, 1996, provided that this Agreement is signed by Phar-Mor no later than June 20, 1997. In the event that Phar-Mor does not sign this Agreement by June 20, 1997, the Implementation Date will become the date that this Agreement is fully executed by both parties. Except as otherwise expressly specified in this Agreement, the annual periods specified in this Agreement and all volume incentives, rebates and other amounts to be paid hereunder by McKesson shall be based on the Implementation Date.

         Both parties agree to review this Agreement annually between November 1 and December 1. The purpose of this review process is to allow both parties to address any pertinent changes within the market or their own internal organizations that would influence the structure of this Agreement. Provided that Phar-Mor meets its commitment to both sales volume and timely payments, McKesson will not propose any increase to this Agreement's cost of goods schedule. Quarterly meetings will be held between senior managers of both parties to ensure constant communication.

         In the event of an acquisition, merger or other business combination that involves Phar-Mor, directly or indirectly ("Business Combination"), it is intended by the parties that one of the three specific pricing options set forth below shall apply to such Newly Affiliated Pharmacies:

                  (i) If any such Newly Affiliated Pharmacies are subject to existing agreements which, after reasonable efforts by Phar-Mor, cannot be terminated without penalty, then such pharmacies will not be subject to this Agreement until such agreements expire. Further, if such pharmacies are subject to agreements with better terms and conditions than those provided for herein, then Phar-Mor may provide McKesson with the opportunity to meet the terms and conditions provided in such agreement for such pharmacy. If within fifteen (15) days of its receipt of such notice from Phar-Mor, McKesson is unable or unwilling to meet such terms and conditions, then such Newly Affiliated Pharmacy shall not be subject to this Agreement, and Phar-Mor shall have no obligation to purchase goods from McKesson for such pharmacy. Any such inability or unwillingness on the part of McKesson to meet such terms and conditions shall not constitute a breach of this Agreement; or

                  (ii) Phar-Mor, at its election, may exclude a group of Newly Affiliated Pharmacies acquired through a Business Combination from the pricing terms specified in Section 19 below and instead base its Cost of Goods for Merchandise for such Newly Affiliated Pharmacies on the following pricing schedule. Phar-Mor's purchases of Merchandise from McKesson pursuant to this subsection 11.(ii) shall be included in calculating each of the following:


                      (i) Prepayment payment amount and incentive specified in Section 9;
                      (ii)  Chainwide  returns  in  Section 16.B.;
                      (iii) Annual  Volume  Incentive  specified in Section 19;
                      (iv)  Select  Generics  Program in Section 20; and
                      (v)   Repack quarterly volume in Section 21.

                        Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.

                           The parties agree to meet to discuss possible further
                  reductions in the prepayment incentive percentages set forth in Section 9 based on any additional purchase volume provided pursuant to this Section 11.(ii).

                           Group-wide Monthly Average
                  per Newly Affiliated Pharmacy          Rx                OTC
                  -------------------------------------------------------------
                  $                 (*)                  (*)              (*)
                  $                 (*)                  (*)              (*)
                  $                 (*)                  (*)              (*)
                  $                 (*)                  (*)              (*)
                  $                 (*)                  (*)              (*)
                  $                 (*)                  (*)              (*)
                  $                 (*)                  (*)              (*)
                  $                 (*)                  (*)              (*)
                  $                 (*)                  (*)              (*)
                  $                 (*)                  (*)              (*)
                  $                 (*)                  (*)              (*)

                  It is further understood and agreed by the parties that if Phar-Mor is unable to achieve or fails to maintain a minimum group-wide average monthly volume of $(*) in net D.S.D. prescription drug and OTC product purchases from McKesson per each Newly Affiliated Pharmacy involved in a given Business Combination during any rolling three (3) month period of this Agreement [excluding the first three (3) months following consummation of the Business Combination], McKesson shall have the right, in its sole discretion, to refuse to service such Newly Affiliated Pharmacies. Such refusal on the part of McKesson shall not constitute a breach of this Agreement .

                  For purposes of this Subsection 11. (ii), each Business Combination shall constitute a separate transaction and Phar-Mor shall be permitted to combine the purchase volumes of groups of Newly Affiliated Pharmacies acquired in separate and distinct Business Combinations; or

                  (iii) Purchases by Newly Affiliated Pharmacies shall be covered by the Cost of Goods pricing terms set forth in
                  Section 19.


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                        Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.


12.      COMPETITIVE BID

         If at any time after the second anniversary of the Implementation Date of this Agreement, Phar-Mor is able to secure more competitive material terms favorable to Phar-Mor, including value-added business solutions, Phar-Mor may terminate this Agreement upon giving thirty (30) days written notice. Said written notice will provide McKesson with the exclusive opportunity to meet or exceed those more competitive material terms and/or services, Phar-Mor shall make available in writing pertinent sections of any competitive material bid for review by McKesson for this process. McKesson shall have fifteen (15) days from receipt of this notice to accept or reject the change in terms necessary to meet the more competitive material offer or agreement;
         provided however, that any such rejection by McKesson shall not constitute a default of this Agreement.

         Notwithstanding the foregoing provisions, nothing in this Section 12 shall relieve Phar-Mor of its liability or obligation for any accounts receivable balances or any other payments due to McKesson at the date of termination.


13.      SERVICE COMMITMENT

         A.       Inventory
                  1)  Service Level
                      McKesson   will  ensure  a (*)%  service   level  for  any
                      prescription drug products. In the unlikely event the chainwide average falls below (*)% for (*) consecutive (*), a (*) penalty will be paid to Phar-Mor on its total purchases for that period.

                      In the event of a breach of this service level requirement, in addition to the termination rights accorded Phar-Mor hereunder, Phar-Mor, at its own expense, may remedy the shortfall with the purchase of goods from third parties without any liability to McKesson for same.

                      Service level is defined as total lines ordered (partial lines included) less total omit lines (ordered but not filled). Items that the manufacturer is unable to supply, manufacturer back-orders, product recalls and new items for a (*) day period from first distribution by McKesson to any of Phar-Mor's pharmacies are to be excluded from the service level calculation.

                  2)  Items out of Stock
                      a) In the event the primary Distribution Center is temporarily out of stock of Phar-Mor prescription drug and ethical OTC products, the Distribution

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                        Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.


                          Center will utilize McKesson's National Distribution Network to make those items ordered available for re-order, within (*) hours. If the item is not available within the McKesson network, it will be drop shipped from the vendor if stock is available. In the event that prescription drug and ethical OTC products are not available within (*)hours, Phar-Mor, at its own expense, shall be entitled to purchase any prescription drug products from any third party without penalty.

                      b) Any prescription drug and ethical OTC products not stocked by the primary Distribution Center will be available through McKesson's Premier Customer Service Center. If stocked in another McKesson location it will be available for store order, within (*) hours. If not stocked in any McKesson location, it will be drop shipped from the vendor, if stock is available. In the event that any prescription drug and ethical OTC products are not available within (*) hours, Phar-Mor, at its own expense, shall be entitled to purchase any prescription drug and ethical OTC products from any third party without penalty.

         B.       Delivery

                  All deliveries to Phar-Mor pharmacies will be made in accordance with the attached delivery schedule. An exception to the delivery schedule may arise in the event of inclement weather conditions which would disallow normal delivery performance. In such circumstances, McKesson will exercise its best efforts to deliver the Merchandise as close to the scheduled time as possible.


14.      SYSTEMS AND SERVICES

         All Phar-Mor in-store pharmacies will be provided access to the following components of the ECONOMOST Asset Management System:

                  A. On-line access to Phar-Mor data via McKesson's Information Warehouse technology (to include Phar-Mor requested reports) at no charge.

                  B. Telxon electronic order entry equipment (including shelf wand) at no charge.

                  C. Item price stickers, at no charge, with Phar-Mor custom pricing, where required,

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                        Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.

                           and other features such as:
                                    1)  Department number
                                    2)  Invoice cost
                                    3)  Month and year ordered
                                    4)  Store name
                                    5)  AWP or retail pricing
             (Note: Each feature is available for both Rx and OTC.)

                  D. Bar-coded shelf labels, at no charge.

                  E. Consolidated Quarterly Purchase Reports for all Phar-Mor store purchases, at no charge.

                  F. Monthly report of controlled substances purchased from McKesson Drug for each store, at no charge.

                  G. A complete catalog or microfiche of items stocked by McKesson's Distribution Centers, at no charge.

                  H. Econolink system available for the Pharmacy and OTC departments located at Phar-Mor Headquarters, at no charge. Retail Econolink systems will be available to all Phar-Mor pharmacies, at no charge. Econolink shall be subject to a separate agreement between the parties governing use and maintenance at no charge.

         I. Electronic price update information will be provided weekly, at no charge.

         J. OmniLink: Terms and conditions for utilization of McKesson's OmniLink program will be agreed to under separate contract.

                  McKesson guarantees that Phar-Mor's average cost benefit for this program will not fall below (*) per transaction. This guarantee is contingent on Phar-Mor participating in all designated transaction edits that McKesson and Phar-Mor have reasonably identified as being capable of creating economic value. Phar-Mor will reserve the right to negotiate directly for competitive switch fees in the event they choose to do so.

                  Phar-Mor will reserve the right to negotiate directly for competitive switch fees in the event they choose to do so.

                  OmniLink will serve as the platform for McKesson's future development of additional value added programs, e.g., market share, patient enhancement, asset management, etc.

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                        Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.


                  McKesson will provide Phar-Mor with a test of the OmniLink program to one region in Phar-Mor's chain at no charge to Phar-Mor.


15.               ON-SITE SUPPORT

         McKesson will pay Phar-Mor (*) within thirty (30) days following the execution of this Agreement by both parties and annually upon the anniversary of the Implementation Date towards the cost of hiring an employee to provide internal support at Phar-Mor for the execution and administration of this Agreement and its prescription drug business. Such individual will be an employee of Phar-Mor, and McKesson shall have no obligation to such employee whatsoever, its only obligation relating to the payment of funds as provided herein. Upon the termination of this Agreement, McKesson's obligation to fund the position provided for in this Section 15 shall cease without the payment of any further monies in connection with same. Further, in the event of early termination of this Agreement by either party, Phar-Mor shall immediately repay to McKesson a pro-rata portion of the monies paid hereunder in accordance with the following reimbursement formula:

             Total Amount of On-Site                    Number of months
             Support Monies Previously      times       remaining in the sixty
             Paid By McKesson to                        month contract period
                     Phar-Mor                           upon date of termination
                                                        -----------------------
                                                                 60

16.               RETURNED GOODS HANDLING

         A. The following policy is predicated on Phar-Mor's ability to not exceed an average monthly return percentage of (*)%. All returns to be processed through McKesson's electronic order entry system. Merchandise purchased from Phar-Mor's previous wholesale supplier will be eligible for return in accordance with the following guidelines.

               1. Credits from McKesson are divided into four (4) categories, depending on the reason for the claim. Credits will be issued for any of the following reasons:

               a)   Non-merchandise  problems,  such  as  shortages,   shipping,
                    billing and pricing errors;

               b)   McKesson merchandise received in error; c) Recalls; and

                        Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.


               d)   Outdated  merchandise  [defined  as items with less than six
                    (6) months dating].

          2.   The amount of credit allowed by McKesson will vary, as follows:

               a)   (*)credit will be given for:
                    i.   Pricing errors, shipping errors and billing errors;
                    ii.  Shortages  (required to be phoned into the Distribution
                         Center within 48 hours of receipt of Merchandise);
                    iii. Ordering  errors  (must be  returned  within 30 days of receipt);
                    iv.  Manufacturer recalls,
                    v. Items received with less than six (6) months dating, and
                    vi.  Merchandise that had concealed damage.

                        Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.


               b) (*) credit will be given for: i. Clean, salable merchandise with at least nine (9) months dating returned more than 30 days after store receipt.

               c) (*) credit will be given for: i. Unsalable merchandise; which can be returned to manufacturer ii. Outdated items (subject to the approved vendor list); and iii. Salable merchandise with price tickets not removed.

                            d) (*) credit will be given for:
               i. Merchandise damaged in in-store pharmacies, and ii. Merchandise from manufacturers not listed on the approved vendor list. These items will be returned to the store of origination.

               e) Phar-Mor stores will be allowed to return overstock Merchandise for 100% credit one time per year with no handling charge assessed. The Merchandise must have at least six (6) months dating remaining and be in salable condition.

          B. Understanding that returns are a costly process for both parties, McKesson agrees to provide the following pricing adjustment, as applicable, to Phar-Mor:

                                                    Adjustment to Cost of Goods
                       Chainwide Returns &                Reduction/Mark Up
                  Allowances to Net Purchases            on all Net Purchases
                  ---------------------------            --------------------
                              (*)                                (*)
                              (*)                                (*)

               Adjustment to Cost of Goods Reduction/Mark Up will be calculated at the end of each quarter and will be credited on the immediately previous quarter's business (i.e., 1st quarter, Returns & Allowances = 0.0%, (*) adjustment paid on 1st quarter purchases.)

          C. McKesson agrees to undertake certain administrative activities to reasonably assist Phar-Mor with the processing of its returns of outdated and damaged goods through BFI Pharmaceutical Services Inc. ("BFI"). In this regard, McKesson will credit Phar-Mor (or pay in the event of amounts due following termination of this Agreement) the full amount of any related payments made directly to McKesson by the manufacturers to which such goods were returned by BFI on Phar-Mor's behalf. Returns through BFI will be made three (3) times per year and credit shall be issued to Phar-Mor within thirty (30) days following McKesson's receipt of payment from the manufacturer or other party in connection with such returns. Notwithstanding the foregoing, McKesson hereby assumes no liability or responsibility for the actual collection or timely payment of any such sums contemplated by Phar-Mor from the manufacturer based on this returns process.


17.      CUSTOMER SUPPORT

         A. National Account Customer service personnel will be available at the McKesson Premier Service Center from 8:00 a.m. to 7:00 p.m. Monday through Friday. Technical and emergency support is available 24 hours a day, seven days a week.

         B. A National Account Executive and National Accounts Customer Relations Manager will be assigned to Phar-Mor's headquarters and will be available as needed.

         C. Phar-Mor will be provided the names and telephone numbers of its key contacts at McKesson as well as the names and telephone numbers of McKesson's designated support personnel.

         D. A McKesson representative will visit each of Phar-Mor's stores once each quarter during the term hereof. Such visits will be scheduled with reasonable advance notice with such stores.


18.      INSTALLATION AND TRAINING

         McKesson field management will contact Phar-Mor's Headquarters personnel to arrange meetings for orientation to begin the implementation process with timing that is mutually agreeable to the parties.

         McKesson agrees to provide the necessary training on the Economost system at no cost prior to the Implementation Date. This will include training on the electronic order entry device if needed as well as instruction on how to utilize the information provided on the invoice, item sticker and shelf label. Other appropriate in-store training, e.g., EconoLink will be made available at no cost as reasonably needed.

         McKesson agrees to provide the manpower reasonably necessary to install shelf labels for all stores at no cost.

                        Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.


19.      COST OF GOODS

         The following Retail Cost of Goods is based on Phar-Mor achieving a minimum chainwide average volume of (*) in Direct Store Delivery ("D.S.D.") prescription drug and OTC product purchases (net of returns and allowances) per store per month from McKesson throughout the term of this Agreement.

         Retail Direct Store Delivery

                  Rx                    Cost (*)
                  OTC                   Cost (*)

         In the event that Phar-Mor fails to maintain a minimum chainwide average volume of (*) in net D.S.D. prescription drug and OTC product purchases per store per month from McKesson during any (*) month period of this Agreement [excluding the first (*) months of this Agreement], all retail cost of goods pricing hereunder shall be increased to the then applicable pricing based on the following schedule during each subsequent (*) month period until such time as the minimum chainwide net D.S.D. prescription drug and OTC product purchase volume requirement of (*) is met for (*) consecutive months.


         Chain-wide Monthly
         Average Per Store                           Rx       OTC

         (*)                                         (*)      (*)
         (*)                                         (*)      (*)
         (*)                                         (*)      (*)
         (*)                                         (*)      (*)
         (*)                                         (*)      (*)
         (*)                                         (*)      (*)
         (*)                                         (*)      (*)
         (*)                                         (*)      (*)
         (*)                                         (*)      (*)
         (*)                                         (*)      (*)

         It is further understood and agreed by the parties that if Phar-Mor fails to maintain a minimum chainwide average volume of (*) in net D.S.D. prescription drug and OTC product purchases per store per month from McKesson during any rolling (*) month period of this Agreement [excluding the first (*) months of this Agreement], such failure shall constitute a default of this Agreement by Phar-Mor.

                        Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.

         Annual Volume Incentive

         McKesson agrees to pay Phar-Mor a volume incentive payment based on Phar-Mor's annual purchase volume of D.S.D. prescription drug and OTC products (net of returns and allowances) in accordance with the following schedule. This annual purchase volume shall be calculated using the twelve month period commencing on the Implementation Date of this Agreement or the anniversary thereof, as appropriate, and any such volume incentive earned by Phar-Mor shall be paid by check within forty-five (45) days following the anniversary date of the Implementation Date of this Agreement. The net D.S.D. prescription drug and OTC products purchased by both Phar-Mor's Newly Opened Pharmacies and Newly Affiliated Pharmacies shall be included in the Volume Incentive calculation.

         Volume Incentive
         Annual D.S.D.  Prescription Drug
         and OTC Product Purchases                % on Total

         Less than         (*)                                         (*)
                           (*)                                         (*)
                           (*)                                         (*)
                           (*)                                         (*)
                           (*)                                         (*)
                           (*)                                         (*)
                           (*)                                         (*)
                           (*)                                         (*)

20.      GENERIC PHARMACEUTICALS

         McKesson shall pay to Phar-Mor an annual guaranteed rebate based on Phar-Mor's participation in McKesson's Select Generics Program. In order to qualify as participation hereunder, all generic pharmaceuticals purchased by Phar-Mor pharmacies shall be required to be purchased through McKesson's Select Generics Program. Provided Phar-Mor's participation meets the percentage levels as specified below in any year, the guaranteed rebate schedule shall be as follows:

         Select Generics Rebate Schedule
         % of Select Generics to Total Rx                      Rebate
         ----------------------------------------------------------------------
         (*)                                                     (*)
         (*)                                                     (*)
         (*)                                                     (*)
         (*)                                                     (*)
         (*)                                                     (*)

                        Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.



Select Generics Rebate Schedule
% of Select Generics to Total Rx                        Rebate
---------------------------------                       ------
           (*)                                           (*)
           (*)                                           (*)
           (*)                                           (*)
           (*)                                           (*)
           (*)                                           (*)
           (*)                                           (*)
           (*)                                           (*)
           (*)                                           (*)
           (*)                                           (*)
           (*)                                           (*)
           (*)                                           (*)
           (*)                                           (*)
           (*)                                           (*)
           (*)                                           (*)

         The guaranteed rate shall be paid in prorated payments to Phar-Mor quarterly.

         McKesson shall conduct quarterly reviews of the Select Generics Program to ensure Phar-Mor of the market competitiveness of the Select Generics Program.

             McKesson will ensure a (*)% service level for products purchased under the Select Generics Program, assuming the manufacturers' ability to supply the product.

             In the event of a Business Combination, the parties agree to modify the above Select Generics Rebates prorata to include the additional new Select Generics volume that results from the combination. For example, if Phar-Mor's annual total Rx purchases are (*) and Phar-Mor is purchasing McKesson Select Generics at the(*)% of total Rx level and Phar-Mor then combines with a comparable-sized business entity (that is also purchasing (*) in total Rx purchases) and that also purchases Select Generics at the (*)% of total Rx purchases level, then the combined entity's rebate would be (*) annually.


21 .     REPACK PHARMACEUTICALS

         A competitive and comprehensive program will be made available to Phar-Mor for repacked pharmaceuticals. Stores shall be net-billed with an additional volume rebate to be paid to Phar-Mor headquarters, each quarter.

                        Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.


         Quarterly Repack Volume                              Rebate %
                  (*)                                                  (*)
                  (*)                                                  (*)
                  (*)                                                  (*)


2.       FORCE MAJEURE

         If service from any of McKesson's Distribution Centers to any Phar-Mor store(s) is interrupted or delayed because of strike, lockout, labor dispute, fire or other casualty, or any other reasons beyond the reasonable control of McKesson, McKesson will take such action as may be reasonably necessary, without additional cost or expense to Phar-Mor to maintain service as mutually agreed upon to affected Stores from an alternate McKesson distribution center. Notwithstanding anything contained herein to the contrary, if McKesson cannot deliver the Merchandise in accordance with the terms of this Agreement, Phar-Mor, at its own expense, shall be entitled to purchase the Merchandise from any third party without penalty.


23.      TERMINATION

         Any breach of this Agreement by either party shall constitute a default if not cured within sixty (60) days after written notice of such breach is given by the non-breaching party. Upon default by either party, the other party may terminate this Agreement on five (5) days' written notice.

         Either party may, on ten (10) days notice, terminate this Agreement, if:

            A. The  other  party  shall  file  any  petition  under  bankruptcy, reorganization, insolvency or moratorium laws, or any other laws for the relief of or intention to the relief of debtors; or

            B. The other party  shall file any  involuntary  petition  under any bankruptcy statute or a receiver or trustee shall be appointed to take possession of all or substantial part of the assets of the party which has not been dismissed or terminated within sixty
               (60) days of such filing or appointment; or

            C. The other party shall make a general  assignment  for the benefit of creditors or shall become unable or admit in writing its inability to meet its obligations as they mature; or

            D. The other party shall  institute any  proceedings for liquidation or the winding up of its business other than for purposes of reorganization, consolidation or merger; or

         E. The other party fails to make any payment when due in accordance with the terms of this Agreement; provided however, such termination shall not take effect if the payment default is cured prior to expiration of the ten (10) day notice period.

         Upon termination pursuant to this Section 23, neither party shall have any further obligations or liabilities hereunder except for accounts receivable balances or any other payments due to either party based upon obligations under this Agreement at the date or upon the occurrence of such termination.


24.      CONFIDENTIALITY

         The parties agree to maintain in confidence the terms and conditions contained herein, and shall take every precaution to disclose the contents of this Agreement only to those employees of each of the parties who have a reasonable need to know such information or as required by law or legal process. Notwithstanding the foregoing, each party hereto may reveal the terms of this Agreement, or appropriate portions hereof, to (i) those of its (or its affiliates') employees, directors, agents, and outside accountants, auditors, legal counsel, and lenders who need to know the information embodied herein to carry out the express purposes of this Agreement or otherwise to advise them or (ii) potential lenders, potential investment bankers, or potential bona fide investors or (iii) professionals (legal counsel and accountants) representing either of the parties to the extent deemed necessary or advisable by a party, provided each such party hereto informs each such employee, director, agent, outside accountant or auditor, or any other authorized third-party recipient specified above of the confidential nature of this Agreement and such persons' obligations to maintain the confidentiality herein provided.


25.      NOTICES

         All notices given or required to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after being sent by certified mail, return receipt requested, postage prepaid, or when received via overnight courier, confirmed telecopy, telex or other electronic transmission, in all cases addressed to the party from whom intended at its address set forth below, provided that either party may, by like notice, change the address to which subsequent notices shall be sent.

           If to McKesson:                        If to Phar-Mor:

          McKesson Drug Company                 Phar-Mor, Inc.
          1220 Senlac Drive                     20 Federal Plaza West
          Carrollton, TX  75006                 P.O. Box 400
          ATTN:  Senior Vice President,         Youngstown, OH  44501-0400
                 National Accounts East         ATTN:  Vice President,
                 Facsimile: (972)446-4499              Pharmacy Operations
                                                       Facsimile: (330)740-1085
         With a copy to
          McKesson Corporation                      With a copy to:
          One Post Street                        Phar-Mor, Inc.
          San Francisco, CA  94104               20 Federal Plaza West
          ATTN:  General Counsel                 P.O. Box 400
                 Facsimile: (415)983-8826        Youngstown, OH  44501-0400
                                                 ATTN:  General Counsel
                                                        Facsimile: (330)740-2985
26.      MISCELLANEOUS

                  A. This Agreement embodies the entire agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements, understandings and representations and may not be modified except by writing signed by the parties hereto.

                  B. Neither party shall have the right to assign this Agreement or any interest therein without the prior written consent of the other party.

                  C. This Agreement shall be construed in accordance with the laws of the State of Ohio without regard to the rules regarding conflicts of laws.

                  D. If any federal, state or local tax currently or in the future is levied upon McKesson in a jurisdiction where McKesson or Phar-Mor do business and such tax relates or applies to the Merchandise or any transactions covered by this Agreement (excluding taxes imposed on McKesson's net income), the cost of goods payable to McKesson by Phar-Mor hereunder shall be increased by a corresponding percentage amount, or in the alternative, the amount of any such tax will be paid by Phar-Mor as a separate invoice charge.

                  E. If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement, except to the extent the absence of such invalid provision deprives a party of the benefit of its bargain hereunder, in which case, the party so deprived may terminate this Agreement on ten (10) days written notice to the other party, without any further liability other than for any amount owed at the time of such termination.

                  F. The failure of either party to enforce at any time or for any period of time any one or more of the provisions thereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each such provision.

                  G. Phar-Mor understands and acknowledges that all product discounts and rebates earned by or granted to its stores under McKesson's programs may be subject to certain state and federal laws and regulations regarding reporting and/or disclosure requirements and may be required to be reflected in the costs claimed or charges made by Phar-Mor's stores under Medicaid, Medicare or any other health care reimbursement program or provider plan.

                  H. McKesson carries significant insurance. However, it also requires its vendors to provide insurance coverage of at least three million dollars ($3,000,000) to cover product claims and looks to them for any deficiencies.

                           McKesson shall at its own expense obtain and maintain
                  comprehensive general liability insurance including products liability, personal injury and contractual liability, covering McKesson's actions and omissions with respect to its performance hereunder, including those of all its employees, agents and representatives, in the minimum amount of not less than Three Million Dollars ($3,000,000) per person, per occurrence, and Five Hundred Thousand ($500,000) for Property damage . Such policy shall be deemed primary as to any other valid and collectible insurance which may be carried by any other liable party. Such policy shall name Phar-Mor as an additional insured and shall provide at least 30 days prior written notice to Phar-Mor of any proposed cancellation or material change in the policy for any cause. McKesson shall provide a certificate of insurance reflecting all such coverages within ten days of execution of this Agreement. It is agreed by the parties that McKesson shall have the option to self-insure for this coverage.

                  I. McKesson shall defend, indemnify, and hold Phar-Mor harmless from and against any and all losses, claims, damages, liabilities, and expenses (including attorneys' fees) arising out of or resulting from (1) the storage, handling, or delivery by
                           McKesson of products  sold to Phar-Mor  hereunder and
                           (2) for product liability to the extent that the manufacturer fails to indemnify Phar-Mor from any liability for such  manufacturer's  products sold to Phar-Mor  hereunder and
                  (2) for product liability to the extent that the manufacturer fails to indemnify Phar-Mor from any liability for such manufacturer's products sold to Phar-Mor hereunder; provided, however, that such indemnification shall not apply to the extent Phar-Mor has caused such losses, claims, damages, liabilities, and expenses by reason of the acts or omissions of Phar-Mor, its employees or agents.

                  J. Phar-Mor shall have the right, during normal business hours upon thirty (30) days written notice to McKesson, to audit such portions of the books and records of

                        Confidential Treatment Requested.
      The redacted material has been separately filed with the Commission.


                           McKesson  relating  to the  purchase  of  goods  sold
                  hereunder to Phar-Mor, which audit shall be limited in scope to verification of the cost to McKesson of goods sold and the amount and price of goods shipped hereunder. In connection with any such audit, McKesson shall (1) provide Phar-Mor and its legal counsel, accountants, and other representatives with reasonable access to all facilities, employees, and accountants (upon reasonable request and advance notice), and such portions of the books and records of McKesson relating to such cost, price, and shipment hereunder and (2) furnish Phar-Mor and such persons copies of such documents, information, and data concerning such cost, price and shipment hereunder as Phar-Mor or such persons may reasonably request.

                           If, after any such audit  pursuant  hereto,  Phar-Mor
                  disputes the cost, price of amount of goods shipped or received hereunder or the calculation of cost as reflected on the books and records of McKesson, Phar-Mor shall provide McKesson with a written report reflecting Phar-Mor's determination of such disputed items. Within fifteen (15) days after receiving such report, McKesson shall (3) pay Phar-Mor any additional amounts due to Phar-Mor or the portion thereof which is not disputed or (4) provide Phar-Mor with notice that McKesson disagrees with Phar-Mor's determination of such disputed items and the specific details of such disagreement. If McKesson and Phar-Mor are unable to resolve such disagreement within fifteen (15) days after such negotiations begin, then such disagreement shall be submitted to a mutually satisfactory independent auditor for resolution. Such independent auditor's resolution of any such disagreement shall be reflected in a written report which shall be delivered to, and shall be binding upon, Phar-Mor and McKesson. Any amounts due as a result of such resolution shall be paid by the party required to make such payment to the other party within fifteen (15) days after such paying party receives the independent auditor's written report. Phar-Mor shall pay all costs and fees of the independent auditor unless McKesson is required to pay an amount in excess of $100,000 as a result of the resolution by the independent auditor of any disagreement, in which case, McKesson shall pay all costs and fees of the independent auditor.

         IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed, subject to ratification by Phar-Mor's Board of Directors on or before July 15, 1997, as of the date and year first above written.

Phar-Mor, Inc.


By:___Robert Sarvas________________  Title: Vice President, Pharmacy Operations

Print
Name:   Robert Sarvas                 Date: ___6/19/97____________________


McKESSON DRUG COMPANY
a Division of McKESSON CORPORATION


By:       Mark Majeske               Title: President, Customer Operations

Print
Name:  Mark Majeske                  Date: ____6/23/97_______________________